EXHIBIT 10.1

SUMMARY SHEET FOR 2013 NON-EMPLOYEE/NON-INVESTOR DIRECTOR COMPENSATION

The following table sets forth the compensation for USEC’s non-employee/non-investor directors for the term commencing at the 2013 annual meeting of stockholders:

Annual Cash Retainer
Annual cash retainer of $80,000 paid in four installments on or after May 1, 2013, August 1, 2013, November 1, 2013 and February 1, 2014 (the “Installment Dates”). A director may elect to receive the retainer in restricted stock units in lieu of cash. Restricted stock units would be granted at the time of the annual grant of restricted stock units at the closing price of USU on the date that is seven days after the 2013 annual meeting of stockholders.

Annual Restricted Stock Unit Grant
Annual grant of 1,000 restricted stock units. Restricted stock units are granted on the date that is seven days after the 2013 annual meeting of stockholders and vest one year from the date of grant. However, vesting is accelerated upon (1) the director attaining eligibility for Retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control.

Chairman Fees
$100,000 annual fee for Chairman. $20,000 annual fee for Audit and Finance Committee chairman. $10,000 annual fee for Compensation, Nominating and Governance Committee chairman. $7,500 annual fee for all other committees’ chairman. Chairman fees are paid in cash in four installments on the Installment Dates, although a director may elect to receive their chairman fee in restricted stock units, which would be granted at the time of the annual grant of restricted stock units.

Incentive Restricted Stock Unit Awards
If a director chooses to receive restricted stock units as payment for fees that they are otherwise entitled to receive in cash, he or she will receive an incentive payment of restricted stock units equal to 20% of the portion of the annual retainer and chairman fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest in equal annual installments over three years from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for Retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. Incentive restricted stock units would be granted at the time of the annual grant of restricted stock units at the closing price of USU on the date that is seven days after the 2013 annual meeting of stockholders.

All restricted stock units are granted pursuant to the USEC Inc. 2009 Equity Incentive Plan, as amended, and are subject to the terms of such plan and the applicable restricted stock unit award agreements approved for issuance of restricted stock units to non-employee directors under the plan. Settlement of restricted stock units is made in shares of USEC stock upon the director’s retirement or other end of service. Retirement is defined in the USEC Inc. 2009 Equity Incentive Plan in the case of non-employee directors as termination of service on or after age 75. Restricted stock units carry the right to receive dividend equivalent restricted stock units to the extent dividends are paid by the Company.